Exhibit (a)(1)(A)

fuboTV Inc.

FUNDAMENTAL CHANGE COMPANY NOTICE

AND

OFFER TO REPURCHASE

FOR CASH ANY AND ALL OUTSTANDING

CONVERTIBLE SENIOR SECURED NOTES DUE 2029

(CUSIP / ISIN No. 35953D AC8 / US35953DAC83)

The Tender Offer (as defined below) will expire at 5:00 p.m., New York City time, on January 6, 2026, subject to extension as described in herein (such date and time, as the same may be so extended, the “Expiration Time”). Only Notes (as defined below) that are validly tendered, and not withdrawn, before the Expiration Time will be repurchased for the Fundamental Change Repurchase Price (as defined below). Notes that are tendered for repurchase may be withdrawn at any time before the Expiration Time.

We are providing this Fundamental Change Company Notice and Offer to Repurchase (as the same may be amended, this “Offer to Repurchase”) pursuant to that certain indenture (the “Original Indenture”), dated as of January 2, 2024, among fuboTV Inc., a Florida corporation, as issuer, Edisn Inc., a Delaware corporation, FuboTV Media Inc., a Delaware corporation, Fubo Studios Inc., a Delaware corporation, and Sports Rights Management, LLC, a Delaware limited liability company, as guarantors, and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), as supplemented by that certain first supplemental indenture, dated as of October 29, 2025, among FuboTV Inc., a Delaware corporation (as successor by statutory conversion to, and the same legal entity as, fuboTV Inc.) (the “Company”), Edisn LLC, a Delaware limited liability company, FuboTV Media LLC, a Delaware limited liability company, Fubo Studios LLC, a Delaware limited liability company, Fubo Services LLC, a Delaware limited liability company (“Fubo OpCo”), Fubo Operations LLC, a Delaware limited liability company (“Newco”), and Hulu Live LLC, a Delaware limited liability company (“HL”), as guarantors (the “Guarantors”), the Trustee and the Collateral Agent (the “First Supplemental Indenture,” and the Original Indenture, as supplemented by the First Supplemental Indenture, as the same may be further amended from time to time with respect to the Notes, the “Indenture”), relating to our Convertible Senior Secured Notes due 2029 (the “Notes”). As used in this Offer to Repurchase, “Holder” means a person in whose name a Note is registered on the books of the registrar for the Notes. As used in this Offer to Repurchase, “FuboTV,” “FuboTV Inc.,” “we,” “our” and “us” refer to FuboTV Inc.and not to its subsidiaries.

As described more fully in this Offer to Repurchase, on January 6, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among the Company, The Walt Disney Company, a Delaware corporation (“Disney”), and Hulu, LLC, a Delaware limited liability company (“Hulu”). On October 29, 2025 (the “Effective Date”), the Company, Disney and Hulu consummated the Transactions (as defined below), as contemplated by the Business Combination Agreement. The consummation of the Transactions constitutes a Merger Event, Corporate Event, Fundamental Change and Make-Whole Fundamental Change under the Indenture.

In connection with the Transactions and in accordance with the terms of the Indenture, the Trustee, the Collateral Agent, the Guarantors and the Company have entered into the First Supplemental Indenture. Pursuant to the First Supplemental Indenture, for all conversions that occur from and after the Effective Date, the right to convert each $1,000 principal amount of Notes was changed to a right to convert such principal amount of Notes into the kind and amount of other securities, cash or other property, or any combination of the foregoing, that a holder of a number of shares of Prior Fubo Common Stock (as defined below) equal to the Conversion Rate immediately prior to the Transactions would have been entitled to receive upon the consummation of the Transactions (such consideration, the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Prior Fubo Common Stock is entitled to receive (i.e., one share of Class A Common Stock (as defined below))), subject to the adjustment described herein for conversions in connection with the Make-Whole Fundamental Change. In connection with the Transactions, among other things, the Company effected a conversion from a Florida corporation to a Delaware corporation (the “Fubo Conversion”) and all of the issued and outstanding shares of common stock of the Company, par value $0.0001 per share (the “Prior Fubo Common Stock”), were automatically converted into issued and outstanding shares of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”). As a result, the Conversion Rate applicable to the Notes is 260.6474 units of Reference Property (equal to 260.6474 shares of Class A Common Stock) per $1,000 principal amount of Notes (which does not give effect to the adjustment described herein in connection with the Make-Whole Fundamental Change).

In addition, in the Transactions, among other things, (i) substantially all of our assets were transferred to certain Guarantors and (ii) we created a new class of shares of Class B common stock of the Company, par value $0.0001 per share (the “Class B Common Stock”), and issued to Hulu shares of Class B Common Stock that represent, in the aggregate, a controlling voting interest in our common equity. For more information regarding the Transactions, see “ Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters— The Fundamental Change.”

As a result of the Transactions, the effective date of a Fundamental Change, a Merger Event and a Make-Whole Fundamental Change (as those terms are defined in the Indenture) occurred on the Effective Date. Holders will have the right, subject to certain conditions described more fully in this Offer to Repurchase, to either:

●	tender their Notes for repurchase by us in the Tender Offer for a cash repurchase price (the “Fundamental Change Repurchase Price”) equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, January 7, 2026 (subject to extension as described in this Offer to Repurchase) (such date, as the same may be so extended, the “Fundamental Change Repurchase Date”);

●	convert their Notes, which, if the relevant Conversion Date (as defined in the Indenture) occurs during the period (the “Make-Whole Fundamental Change Conversion Period”) from, and including, the Effective Date to, but excluding, the Fundamental Change Repurchase Date, will be settled based on a temporarily increased Conversion Rate (as defined in the Indenture) equal to 295.3388 units of Reference Property per $1,000 principal amount of Notes (subject to our right to elect Cash Settlement or Combination Settlement (as those terms are defined in the Indenture)); or

●	retain their Notes (in lieu of tendering their Notes in the Tender Offer or converting their Notes), in which case we will continue to make interest and principal payments on such Notes while they remain outstanding.

We are conducting this offer to repurchase the Notes (the “Tender Offer”) pursuant to Section 15.02 of the Indenture. To exercise its right (the “Fundamental Change Repurchase Right”) to require us to repurchase its Notes in the Tender Offer, a Holder of Notes must tender such Notes for repurchase in accordance with the procedures described in this Offer to Repurchase before the Expiration Time. Notes tendered, and not withdrawn, in such manner before the Expiration Time are referred to as “validly tendered” Notes. We will accept for repurchase each validly tendered Note and will cause the Fundamental Change Repurchase Price for such Note to be paid to the Holder of such Note through the facilities of The Depository Trust Company (“DTC”) on or before the later of (i) the Fundamental Change Repurchase Date and (ii) the date on which DTC’s procedures relating to the repurchase, and the delivery to the Tender Agent, of such Holder’s beneficial interest in such Note are complied with.

If you wish to convert your Notes, you should not tender any Notes in the Tender Offer. Notes tendered for repurchase in the Tender Offer may be converted only if such Notes are withdrawn from the Tender Offer, in accordance with the procedures described in this Offer to Repurchase, before the Expiration Time.

U.S. Bank Trust Company, National Association is acting as Trustee, Collateral Agent, Paying Agent and Conversion Agent (as defined in the Indenture) for the Notes, and as tender agent (the “Tender Agent”) for the Tender Offer, and is not responsible for, and makes no representation regarding, any of the contents of this Offer to Repurchase or any calculations relating to the Notes, including the amount of the Fundamental Change Repurchase Price or the Conversion Rate.

Trustee, Collateral Agent, Tender Agent, Paying Agent and Conversion Agent

U.S. Bank Trust Company, National Association

111 Fillmore Avenue E

St. Paul, Minnesota 55107

Attention: Corporate Action – Specialized Finance

Neither the Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission or other regulatory authority has passed upon the accuracy or adequacy of the information included or incorporated by reference in this Offer to Repurchase. Any representation to the contrary is a criminal offense.

The date of this Offer to Repurchase is November 24, 2025.

Table of Contents

Summary Term Sheet	1
Cautionary Note Regarding Forward-Looking Statements	7
Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters	8
Certain U.S. Federal Income Tax Considerations	18
Where You Can Find Additional Information	27
Incorporation of Certain Documents by Reference	27

In deciding whether to tender your Notes in the Tender Offer, you should rely only on the information contained or incorporated by reference in this Offer to Repurchase. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it.

You should not assume that the information included or incorporated by reference in this Offer to Repurchase is accurate as of any date other than the respective dates of the documents in which the information is contained. Our business, financial condition, results of operations and prospects could have changed since those dates.

You should not consider any information included or incorporated by reference in this Offer to Repurchase to be legal, tax or investment advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding tendering, converting, retaining or engaging in any other transaction relating to your Notes.

This Offer to Repurchase does not constitute an offer to repurchase or the solicitation of an offer to sell any Notes in any jurisdiction or to any person where the offer or solicitation is not permitted.

i

Summary Term Sheet

The summary below describes the principal terms of the Tender Offer. Certain of the terms of the Tender Offer and the Notes described below are subject to important limitations and exceptions that are described in more detail elsewhere in this Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase. You should read the information included or incorporated by reference in this Offer to Repurchase in its entirety before deciding to tender, convert, retain or engage in any other transaction relating to your Notes. As used in this section, “we,” “our” and “us” refer to FuboTV Inc. and not to its subsidiaries.

Who is offering to buy my Notes?

We, FuboTV Inc., the issuer of the Notes, are offering to repurchase all Notes that are validly tendered, and not withdrawn, before the Expiration Time, subject to the terms and conditions described in this Offer to Repurchase. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—Information About Us” and “—The Tender Offer.”

What are the class and amount of securities sought in the Tender Offer?

The securities we are offering to repurchase are our Convertible Senior Secured Notes due 2029, which we refer to as the Notes. As of the date of this Offer to Repurchase, $177,506,000 aggregate principal amount of Notes are outstanding. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Notes and FuboTV Inc. Class A Common Stock” and “—The Tender Offer.”

Why are you offering to repurchase my Notes?

The consummation of the Transactions constituted a Fundamental Change under the Indenture. We are conducting the Tender Offer pursuant to Section 15.02 of the Indenture, which provides that Holders will be entitled to require us to repurchase their Notes for cash at the Fundamental Change Repurchase Price if a Fundamental Change occurs. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—Generally.”

How much are you offering to pay and what is the form of payment?

We will repurchase all validly tendered Notes for cash in an amount equal to the Fundamental Change Repurchase Price, which is equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price is fixed in accordance with the Indenture governing the Notes and is not based on the trading price or value of the Notes. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—The Fundamental Change Repurchase Price.”

How can I determine the market value of my Notes?

The Notes currently trade “over the counter,” which means that there is no centralized exchange on which the Notes trade. Instead, trading, if any, in the Notes is typically transacted directly between buying and selling parties or their respective brokers. Accordingly, a readily available or recent trading price for the Notes may not be available. We nonetheless urge you to seek current market quotations or recent trading prices for the Notes, to the extent those are available, before deciding whether to tender, convert, retain or engage in any other transaction relating to your Notes. If you hold your Notes through a broker or dealer, that broker or dealer may be able to assist you with obtaining this information. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Notes and FuboTV Inc. Class A Common Stock.”

When will you pay the Fundamental Change Repurchase Price for validly tendered Notes?

We will cause the Fundamental Change Repurchase Price for each validly tendered Note to be paid to the Holder of such Note through the facilities of DTC on or before the later of (i) the Fundamental Change Repurchase Date and (ii) the date on which DTC’s procedures relating to the repurchase, and the delivery to the Tender Agent, of such Holder’s beneficial interest in such Note are complied with. The Fundamental Change Repurchase Date is scheduled to occur on January 7, 2026 but is subject to extension to the extent required to comply with applicable law. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—The Fundamental Change Repurchase Date and Payment of the Fundamental Change Repurchase Price.”

How long do I have to decide whether to tender in the Tender Offer?

The Tender Offer expires at the Expiration Time, which is scheduled to occur at 5:00 p.m., New York City time, on January 6, 2026 but is subject to extension to the extent required to comply with applicable law. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—The Expiration Time.”

Can the offer be extended, and under what circumstances?

We may extend the Fundamental Change Repurchase Date only to the extent required to comply with applicable law. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—The Expiration Time” and “—The Fundamental Change Repurchase Date and Payment of the Fundamental Change Repurchase Price.”

How will I be notified if the offer is extended?

If we extend the Fundamental Change Repurchase Date to comply with applicable law, then we will issue a notice of extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the Business Day (as defined in the Indenture) following the date on which the Expiration Time was scheduled to occur before such extension. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—The Expiration Time” and “—The Fundamental Change Repurchase Date and Payment of the Fundamental Change Repurchase Price.”

How do I tender my Notes?

The Trustee has advised us that, as of the date of this Offer to Repurchase, all outstanding Notes are in global form registered in the name of Cede & Co., as nominee of DTC. Accordingly, all tenders of Notes must be made through DTC’s book-entry system in compliance with DTC’s procedures. Tenders will be administered through DTC’s Automated Tender Offer Program (“ATOP”). Notes will be considered to be tendered in the Tender Offer only if the participant in DTC (a “DTC Participant”) that has such Notes credited to its account at DTC sends to the Tender Agent, and, before the Expiration Time, the Tender Agent has received, a message through ATOP signifying such DTC Participant’s acceptance of the Tender Offer with respect to such Notes.

If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, then, to tender your Notes, you must instruct that nominee to do so on your behalf. Because you will bear the risk of an untimely or defective tendering of your Notes, you must allow for sufficient time for you or your nominee to complete the process for tendering your Notes before the Expiration Time. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—Tendering Notes for Repurchase in the Tender Offer.”

Do I have to pay a commission to tender my Notes?

None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent will charge a commission or other fee for tendering any Notes in the Tender Offer. However, your broker or other agent may charge a commission or other fee in connection with tendering your Notes in the Tender Offer. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—Tendering Notes for Repurchase in the Tender Offer.”

Until what time can I withdraw previously tendered Notes?

Notes that have been tendered may be withdrawn from the Tender Offer at any time before the Expiration Time. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—Withdrawing Tenders.”

How do I withdraw previously tendered Notes?

To withdraw any previously tendered Notes from the Tender Offer, DTC’s applicable withdrawal procedures must be complied with before the Expiration Time. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, then, to withdraw your tendered Notes, you must instruct that nominee to do so on your behalf. Because you will bear the risk of an untimely or defective withdrawal of your Notes, you must allow for sufficient time for you or your nominee to complete the process for withdrawing your Notes before the Expiration Time. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—Withdrawing Tenders.”

Is there a minimum denomination for tendering or withdrawing Notes?

Because we have not made any PIK Payments, the Notes are issuable only in denominations that have a principal amount of $1,000 or any integral multiple thereof (an “Authorized Denomination”). All tenders and withdrawals of Notes must be in an Authorized Denomination. Accordingly, you can tender or withdraw all or any portion of the Notes you own that is in an Authorized Denomination. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—Tendering Notes for Repurchase in the Tender Offer” and “—Withdrawing Tenders.”

Is the Tender Offer subject to any conditions?

Our repurchase of validly tendered Notes in the Tender Offer is not subject to any conditions other than the following:

●	the repurchase of such Notes must be lawful; and

●	the procedural requirements described in this Offer to Repurchase to validly tender Notes must be satisfied.

See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—Conditions to the Tender Offer.”

When will interest cease to accrue on validly tendered Notes?

If, on the Fundamental Change Repurchase Date, we have deposited with the Tender Agent sufficient cash to pay the aggregate Fundamental Change Repurchase Price due on a validly tendered Note, then interest will cease to accrue on such Note from and after the Fundamental Change Repurchase Date, unless a default occurs in the payment of such Fundamental Change Repurchase Price. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—Cessation of the Accrual of Interest on Validly Tendered Notes.”

Do I need to do anything if I decide not to tender my Notes?

No. If you do not validly tender your Notes by the Expiration Time, then we will not repurchase your Notes pursuant to the Tender Offer. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—Generally.”

What happens to my Notes if I decide not to tender them?

You are not obligated to tender your Notes in the Tender Offer. You may choose instead to retain your Notes or convert them.

What happens to my Notes if I decide to retain them?

If you retain your Notes instead of tendering them in the Tender Offer or converting them, then we will continue to make interest and principal payments on such Notes while they remain outstanding. However, if Holders of other Notes decide to tender or convert those Notes, then fewer Notes will remain outstanding, which may adversely affect the liquidity of the market for your Notes or your ability to resell your Notes at the times you desire or at favorable prices, if at all.

What happens if I decide to convert my Notes?

If you convert your Notes, then we will settle such conversion based on the applicable Conversion Rate in accordance with the Indenture. Because the Fundamental Change also constitutes a Make-Whole Fundamental Change, the Conversion Rate will be temporarily increased for Notes that are converted with a Conversion Date that occurs during the Make-Whole Fundamental Change Conversion Period, which is the period from, and including, October 29, 2025 to, but excluding, the Fundamental Change Repurchase Date (which, as described above, is scheduled to occur on January 7, 2026 but is subject to extension to the extent required to comply with applicable law).

Currently, the Conversion Rate applicable to Notes converted with a Conversion Date that occurs during the Make-Whole Fundamental Change Conversion Period is 295.3388 units of Reference Property equal to 295.3388 shares of Class A Common Stock per $1,000 principal amount of Notes to be converted. Assuming no additional adjustments to the Conversion Rate occur, the Conversion Rate that will apply immediately after the Make-Whole Fundamental Change Conversion Period will be 260.6474 units of Reference Property equal to 260.6474 shares of Class A Common Stock per $1,000 principal amount of Notes to be converted. Each unit of Reference Property consists of one share of Class A Common Stock. We will settle conversions in accordance with the Indenture, including, subject to the terms of the Indenture, our right to elect to settle conversions by Physical Settlement, Combination Settlement or Cash Settlement.

See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Merger Event,” “—The Make-Whole Fundamental Change and Temporary Increase to the Conversion Rate,” “—Exercisability of the Conversion Right” and “—Procedures to Convert Notes.”

When is the Conversion Date of a Note to be converted?

The Conversion Date of a Note is the first Business Day on which the requirements set forth in the Indenture for converting such Note are satisfied. These requirements are described more fully in the answer to the immediately following question. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—Procedures to Convert Notes.”

How do I convert my Notes?

The Trustee has advised us that, as of the date of this Offer to Repurchase, all outstanding Notes are in global form registered in the name of Cede & Co., as nominee of DTC. Accordingly, Notes can be submitted for conversion only through DTC’s book-entry system in compliance with DTC’s procedures. A Holder’s Note will be considered to be validly submitted for conversion once these procedures have been satisfied and the Holder has paid the following amounts: (i) all taxes or duties, if any, required by the Indenture in connection with such conversion; and (ii) certain interest payments required by the Indenture if the relevant Conversion Date is after a regular record date and before the next interest payment date for such Note. Generally, and subject to the terms of the Indenture, no such taxes or duties will be required to be paid by the Holder under the Indenture unless the Holder requests the consideration due upon conversion to be registered in a name other than that Holder’s name.

Please direct any questions you may have regarding the procedures to convert your Notes to the Conversion Agent at its address identified on the cover of this Offer to Repurchase.

See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—Procedures to Convert Notes.”

If I tendered my Notes in the Tender Offer, can I change my mind and decide to convert my notes?

Notes tendered in the Tender Offer cannot be converted unless those Notes are first validly withdrawn from the Tender Offer before the Expiration Time. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—Procedures to Convert Notes,” “—The Tender Offer—Tendering Notes for Repurchase in the Tender Offer” and “—Withdrawing Tenders.”

If I submit my Notes for conversion, can I change my mind later?

No. Once DTC’s procedures for converting a Note have been satisfied, the conversion will become irrevocable. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—Procedures to Convert Notes.”

Are there any material U.S. federal income tax consequences of tendering my Notes in the Tender Offer or converting my Notes?

The receipt of cash in exchange for Notes pursuant to the Tender Offer generally will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. The receipt of cash and/or Class A Common Stock pursuant to the exercise of conversion rights may be a taxable transaction, in full or in part, for U.S. federal income tax purposes. You should consult with your tax advisor regarding the specific tax consequences to you. For a discussion of certain U.S. federal income tax consequences applicable to beneficial owners of Notes that tender their Notes in the Tender Offer or that convert their Notes, see “Certain U.S. Federal Income Tax Considerations.”

Is the board of directors recommending that I tender my Notes in the Tender Offer, convert my Notes or retain my Notes?

No, none of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, including our board of directors, is making any representation or recommendation as to whether to exercise or refrain from exercising one’s right to tender any Notes in the Tender Offer, to convert any Notes, to retain any Notes or to take any other action with respect to any Notes or the Tender Offer. We are conducting the Tender Offer solely to comply with our obligations under the Indenture, and you should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding tendering, converting, retaining or engaging in any other transaction relating to your Notes. See “Important Information About Us, the Fundamental Change, the Tender Offer, the Notes and Certain Related Matters—The Tender Offer—No Recommendations or Solicitation.”

Who is the Tender Agent, Paying Agent and Conversion Agent for the Notes?

U.S. Bank Trust Company, National Association is the Tender Agent, Paying Agent and Conversion Agent for the Notes and can be contacted at the address identified on the cover of this Offer to Repurchase.

Whom can I talk to if I have questions about the Tender Offer?

Please contact Investor Relations, ir@fubo.tv.

Whom can I talk to if I have questions about converting my Notes?

Please contact the Conversion Agent at the address identified on the cover of this Offer to Repurchase.

Cautionary Note Regarding Forward-Looking Statements

This Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase contain forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “target,” “project,” “contemplate,” or the negative version of these words and other comparable terminology that concern our expectations, strategy, plans, intentions, or projections. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”) and subsequent filings with the Securities and Exchange Commission (“SEC”). The accuracy of such forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in our forward-looking statements. Forward-looking statements in this Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase include, but are not limited to, statements regarding our future results of operations and financial position, anticipated cash requirements, industry and business trends, stock-based compensation, revenue recognition, business strategy, plans and market growth, legal proceedings, and our objectives for future operations, including related to investment in our technologies and data capabilities, subscriber acquisition strategies, strategic partnerships, impacts of the dissolution of our gaming business, the Transactions and anticipated benefits therefrom, and our international operations.

We have based the forward-looking statements contained in this Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed in this Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements and you should not place undue reliance on our forward-looking statements.

In addition, forward-looking statements are based upon information available to us as of the date of this Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

The forward-looking statements made in this Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase to reflect events or circumstances after the date of this Offer to Repurchase or the documents incorporated by reference in this Offer to Repurchase or to reflect new information or the occurrence of unanticipated events, except as required by law. You should read this Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2024 included in our Annual Report.

Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters

The following includes a summary of certain provisions of the Business Combination Agreement, the Indenture and the Notes. Accordingly, it is not complete. We qualify this summary by referring you to the Business Combination Agreement, the Indenture and the Notes, because they, and not this summary, define your rights as a Holder of the Notes, as applicable. A copy of the Business Combination Agreement is filed as Exhibit 2.1 to our Current Report on Form 8-K/A, filed with the SEC on January 10, 2025, which is incorporated by reference into this Offer to Repurchase. Copies of the Original Indenture and the First Supplemental Indenture are filed as Exhibits 4.1 and 4.2, respectively, to our Current Reports on Form 8-K, filed with the SEC on January 2, 2024 and October 30, 2025, respectively, which are incorporated by reference into this Offer to Repurchase. See “Where You Can Find Additional Information.”

As used in this section, “we,” “our” and “us” refer to FuboTV Inc. and not to its subsidiaries.

Information About Us

The Tender Offer is being made by us, FuboTV Inc., the issuer of the Notes. We are principally focused on offering consumers a leading live TV streaming platform for sports, news, and entertainment through our streaming platform. Our principal executive offices are located at 1290 Avenue of the Americas, New York, NY 10104, and our telephone number is (212) 672-0055.

The Notes and FuboTV Inc. Class A Common Stock

We issued $177,506,000 aggregate principal amount of our Convertible Senior Secured Notes due 2029, which we refer to as the Notes, in January 2024. The Notes are governed by the Indenture. As of the date of this Offer to Repurchase, $177,506,000 aggregate principal amount of Notes are outstanding. To our knowledge, none of our officers, directors or other affiliates own any Notes. There is no established trading market for the securities. The Notes currently trade “over the counter,” and trading, if any, in the Notes is typically transacted directly between buying and selling parties or their respective brokers.

The Class A Common Stock is listed on the New York Stock Exchange under the symbol “FUBO.” On November 21, 2025, the last reported sale price of Class A Common Stock was $3.16 per share. As of October 31, 2025, 342,724,309 shares of Class A Common Stock were outstanding.

The Fundamental Change

On the Effective Date, the Company, Disney and Hulu consummated the following transactions (collectively, the “Transactions”), as contemplated by the Business Combination Agreement:

●	Hulu (i) formed HL as a direct wholly owned subsidiary of Hulu, (ii) contributed certain assets (the “HL Business Assets”) related to the business of negotiating and administering carriage agreements and similar contracts relating to and for the purpose of the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network on the linear multi-channel subscription video programming distribution service component of the offering known as “Hulu + Live TV” as of the date of the Business Combination Agreement and operated by Hulu (the “HL Business”) to HL, (iii) caused HL to assume only the HL Business Liabilities (as defined in the Business Combination Agreement) and (iv) formed Newco as a direct wholly owned subsidiary of Hulu;
●	the Company (i) formed Fubo OpCo as a direct wholly owned subsidiary of the Company and (ii) contributed the Company’s business to Fubo OpCo;
●	(i) the Company effected the Fubo Conversion, (ii) in connection therewith, all of the issued and outstanding shares of Prior Fubo Common Stock were automatically converted into issued and outstanding shares of Class A Common Stock, (iii) the Company created the Class B Common Stock and (iv) the Company changed its name from fuboTV Inc. to FuboTV Inc.;
●	Hulu contributed the HL Business and the HL Business Assets to Newco by transferring all of its right, title and interest in, to and under 100% of the equity interests of HL to Newco;
●	the Company contributed 100% of the equity interests of Fubo OpCo to Newco in exchange for a number of units in Newco (the “Newco Units”) (such contribution, the “Fubo Contribution”) such that, after giving effect to the Fubo Contribution, (i) Hulu held Newco Units representing, in the aggregate, a 70% economic interest (calculated on a fully-diluted basis) in Newco and (ii) the Company held Newco Units representing, in the aggregate, a 30% economic interest (calculated on a fully-diluted basis) in Newco; and
●	the Company issued to Hulu shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of the Company (calculated on a fully-diluted basis) after giving effect to such issuance in exchange for a cash payment by Hulu to the Company in an amount equal to the aggregate par value of such Class B Common Stock.

The consummation of the Transactions resulted in the occurrence of a Fundamental Change under the Indenture with an effective date of October 29, 2025. Pursuant to Section 15.02 of the Indenture, the occurrence of the Fundamental Change requires us to offer to repurchase the Notes for cash in an amount equal to the Fundamental Change Repurchase Price on the terms described in this Offer to Repurchase.

The Merger Event

As described above, in connection with the consummation of the Transactions, each outstanding share of Prior Fubo Common Stock was exchanged for consideration consisting of one share of Class A Common Stock. This exchange of Prior Fubo Common Stock constituted a Merger Event, which generally refers to certain events pursuant to which the common stock of the Company is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property. The consideration given for Prior Fubo Common Stock in a Merger Event is called the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Prior Fubo Common Stock would be entitled to receive on account of a Merger Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property) is called a “Reference Property Unit” or a “unit of Reference Property.” The Reference Property Unit of the Merger Event caused by the Fubo Conversion consists of one share of Class A Common Stock.

Pursuant to Section 14.07 of the Indenture, from and after the effective time of a Merger Event, the consideration due upon conversion of any Note will generally be determined in the same manner as if each reference to any number of shares of Prior Fubo Common Stock in the relevant provisions of the Indenture were instead a reference to the same number of Reference Property Units. Accordingly, after the Merger Event, the Conversion Rate will be denominated in Reference Property Units instead of shares of Prior Fubo Common Stock. For example, conversions as to which Physical Settlement applies will be settled by the delivery of one Reference Property Unit (that is, one share of Class A Common Stock) in lieu of each share of Prior Fubo Common Stock that would have otherwise been issuable upon such conversion. Similarly, the kind and amount of consideration due upon settlement of any conversion as to which Cash Settlement or Combination Settlement applies will be determined by reference to the “Daily VWAP” (as defined in the Indenture) of the Reference Property Unit, with the Daily Conversion Values, Daily Cash Amounts and Daily Share Amounts (as those terms are defined in the Indenture) being determined as if each share of Prior Fubo Common Stock were instead one Reference Property Unit.

The First Supplemental Indenture

Because a Merger Event occurred under the Indenture as a result of the consummation of the Transactions, the First Supplemental Indenture was executed and delivered to, among other things, reflect the change in the conversion right caused by the Merger Event and the addition of certain Guarantors under the Indenture and the Notes.

The Make-Whole Fundamental Change and Temporary Increase to the Conversion Rate

The consummation of the Transactions on October 29, 2025 constituted a Make-Whole Fundamental Change under the Indenture. As a result, the Conversion Rate (which, following the consummation of the Transactions, is denominated in Reference Property Units instead of shares of Prior Fubo Common Stock, as described above under the caption “—The Merger Event”) that applies to Notes that are converted with a Conversion Date that occurs during the related Make-Whole Fundamental Change Conversion Period is increased pursuant to Section 14.03 of the Indenture. The amount of such increase is 34.6914 Reference Property Units per $1,000 principal amount of Notes, which is determined by reference to the amounts set forth in the table appearing in Section 14.03(e) of the Indenture corresponding (after interpolation as provided in, and subject to, the Indenture) to the Effective Date (as defined in the Indenture) and the Stock Price (as defined in the Indenture) of the Make-Whole Fundamental Change, which are October 29, 2025 and $3.58, respectively. The Make-Whole Fundamental Change Conversion Period is the period from, and including, October 29, 2025 to, but excluding, the Fundamental Change Repurchase Date.

Currently, the Conversion Rate applicable to Notes converted with a Conversion Date that occurs during the Make-Whole Fundamental Change Conversion Period is 295.3388 Reference Property Units per $1,000 principal amount of Notes to be converted. Assuming no additional adjustments to the Conversion Rate occur, the Conversion Rate that will apply immediately after the Make-Whole Fundamental Change Conversion Period will be 260.6474 Reference Property Units per $1,000 principal amount of Notes to be converted.

Exercisability of the Conversion Right

Before November 15, 2028, Holders have the right to convert their Notes only upon the occurrence of certain events. From and after November 15, 2028, Holders may convert their Notes at any time at their election until 5:00 p.m., New York City time, on the second scheduled trading day immediately before February 15, 2029. Pursuant to Section 14.01(b)(iii) of the Indenture, as a result of the Fundamental Change and Merger Event, Holders have the right to convert their Notes at any time from, and including, October 29, 2025 to, and including, the Business Day immediately before the Fundamental Change Repurchase Date.

Procedures to Convert Notes

The Trustee has advised us that, as of the date of this Offer to Repurchase, all outstanding Notes are Global Notes (as defined below) registered in the name of Cede & Co., as nominee of DTC. Accordingly, Notes can be submitted for conversion only through DTC’s book-entry system in compliance with DTC’s procedures. A Holder’s Note will be considered to be validly submitted for conversion once these procedures have been satisfied and the Holder has paid the following amounts: (i) all taxes or duties, if any, required by the Indenture in connection with such conversion; and (ii) certain interest payments required by the Indenture if the relevant Conversion Date is after a regular record date and before the next interest payment date for such Note. Generally, and subject to the terms of the Indenture, no such taxes or duties will be required to be paid by the Holder under the Indenture unless the Holder requests the consideration due upon conversion to be registered in a name other than that Holder’s name. Once DTC’s procedures for converting a Note have been satisfied, the conversion will become irrevocable.

The Conversion Date of a Note to be converted is the first Business Day on which the requirements set forth in the Indenture and described above for converting such Note are satisfied.

Notes tendered in the Tender Offer cannot be converted unless those Notes are first validly withdrawn from the Tender Offer before the Expiration Time in the manner described below under the caption “—The Tender Offer—Withdrawing Tenders.”

Please direct any questions you may have regarding the procedures to convert your Notes to the Conversion Agent at its address identified on the cover of this Offer to Repurchase.

The Tender Offer

Generally

Subject to the terms and conditions described in this Offer to Repurchase, we will repurchase any and all validly tendered Notes for cash in an amount equal to the Fundamental Change Repurchase Price. To exercise its Fundamental Change Repurchase Right to require us to repurchase its Notes in the Tender Offer, a Holder of Notes must tender such Notes for repurchase in accordance with the procedures described in this Offer to Repurchase before the Expiration Time. Notes will be considered to have been validly tendered in the Tender Offer only if those Notes are tendered, and not withdrawn, in the manner described below under the captions “—Tendering Notes for Repurchase in the Tender Offer” and “—Withdrawing Tenders,” before the Expiration Time.

We are conducting the Tender Offer pursuant to Section 15.02 of the Indenture, which generally requires us to offer to repurchase the Notes for cash at the Fundamental Change Repurchase Price if a Fundamental Change occurs. This Offer to Repurchase constitutes the Fundamental Change Company Notice (as defined in the Indenture) that we are required to send to Holders pursuant to Section 15.02(c) of the Indenture.

The Expiration Time

The Expiration Time is scheduled to occur at 5:00 p.m., New York City time, on January 6, 2026. However, we may extend the Expiration Time to the extent required to comply with applicable law. If we extend the Expiration Time to comply with applicable law, then we will notify the Tender Agent and the Trustee and issue a notice of extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the Business Day following the date on which the Expiration Time was scheduled to occur before such extension.

The Fundamental Change Repurchase Price

The Fundamental Change Repurchase Price for a Note that is validly tendered for repurchase in the Tender Offer is a cash amount equal to the principal amount of such Note to be repurchased, plus accrued and unpaid cash interest to, but excluding, the Fundamental Change Repurchase Date. Cash Interest (as defined in the Indenture) accrues on the Notes at an annual rate of 7.50%, payable semi-annually in arrears on February 15 and August 15 of each year. Interest was last paid on the Notes on August 15, 2025. The accrued interest payable as part of the Fundamental Change Repurchase Price will be calculated in accordance with the Indenture at the cash interest rate for the period from, and including, August 15, 2025 to, but excluding, the Fundamental Change Repurchase Date. Assuming the Fundamental Change Repurchase Date occurs on January 7, 2026 as scheduled, accrued interest payable as part of the Fundamental Change Repurchase Price will be approximately $29.58 per $1,000 principal amount of Notes to be repurchased, and the total Fundamental Change Repurchase Price will be approximately $1,029.58 per $1,000 principal amount of Notes to be repurchased.

Cessation of the Accrual of Interest on Validly Tendered Notes

If, on the Fundamental Change Repurchase Date, we have deposited with the Tender Agent sufficient cash to pay the aggregate Fundamental Change Repurchase Price due on a validly tendered Note, then interest will cease to accrue on such Note from and after the Fundamental Change Repurchase Date, unless a default occurs in the payment of such Fundamental Change Repurchase Price.

Source of Funds

Assuming all outstanding Notes are validly tendered in the Tender Offer and the Fundamental Change Repurchase Date occurs on January 7, 2026 as scheduled, the aggregate Fundamental Change Repurchase Price will be approximately $182,757,219.17. We intend to pay the Fundamental Change Repurchase Price for all validly tendered Notes with cash on hand. We do not currently have any alternative financing arrangements or financing plans in the event that we do not have sufficient cash on hand to pay the Fundamental Change Repurchase Price for all validly tendered Notes on the Fundamental Change Repurchase Date.

The Fundamental Change Repurchase Date and Payment of the Fundamental Change Repurchase Price

The Fundamental Change Repurchase Date is scheduled to occur on January 7, 2026. However, we may extend the Fundamental Change Repurchase Date to the extent required to comply with applicable law. If we extend the Fundamental Change Repurchase Date to comply with applicable law, then we will issue a notice of extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the Business Day following the date on which the Expiration Time was scheduled to occur before such extension.

We will cause the Fundamental Change Repurchase Price for each validly tendered Note to be paid to the Holder of such Note through the facilities of DTC on or before the later of (i) the Fundamental Change Repurchase Date and (ii) the date on which DTC’s procedures relating to the repurchase, and the delivery to the Tender Agent, of such Holder’s beneficial interest in such Note are complied with.

Payment of the Fundamental Change Repurchase Price for a validly tendered Note will be made to the registered Holder of that Note, which, in the case of Notes held through DTC (such Notes, “Global Notes”), is DTC’s nominee, Cede & Co. We expect that, pursuant to standing instructions and customary industry practice, DTC will credit payments received in respect of Global Notes to the respective participants in DTC in whose name those Global Notes are credited on DTC’s records, who, in turn, will forward (including through indirect participants in DTC) such credited payments to the owners of beneficial interests in those Global Notes. None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. No interest will accrue on any validly tendered Global Note in respect of any period of time between the date on which we have duly paid the Fundamental Change Repurchase Price to DTC or its nominee in respect of such Global Note and the date on which such payment is credited to, or received by, any owner of a beneficial interest in such Global Note.

Tendering Notes for Repurchase in the Tender Offer

The Trustee has advised us that, as of the date of this Offer to Repurchase, all outstanding Notes are Global Notes registered in the name of Cede & Co., as nominee of DTC. Accordingly, all tenders of Notes must be made through DTC’s book-entry system in compliance with DTC’s procedures. Tenders will be administered through DTC’s Automated Tender Offer Program, or ATOP.

ATOP is a platform established and maintained by DTC to, among other things, facilitate tenders of securities electronically through DTC’s book-entry system, without the exchange of any paper documents. The Tender Agent has advised us that it has established one or more accounts at DTC for purposes of tendering Notes in the Tender Offer. Only a DTC Participant that has Notes credited to its account at DTC is eligible to tender such Notes through ATOP. Accordingly, if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, then, to tender your Notes, you must instruct that nominee to do so on your behalf. The direct or indirect use of ATOP is at the risk of the relevant DTC Participant and the owner of the beneficial interest in the relevant Global Note. Because you will bear the risk of an untimely or defective tendering of your Notes, you must allow for sufficient time for you or your nominee to complete the process for tendering your Notes before the Expiration Time.

ATOP facilitates tenders and withdrawals of tenders through the sending of “ATOP messages” to the Tender Agent. Specifically, ATOP permits DTC Participants to transmit certain predefined ATOP messages to the Tender Agent, and each predefined ATOP message signifies the DTC Participant’s formal agreement to certain tender activities. Notes will be considered to be tendered in the Tender Offer only if the Tender Agent receives one of the following ATOP messages relating to such Notes before the Expiration Time:

●	an ATOP message signifying the acceptance of the Tender Offer and the delivery of such Notes by book-entry transfer to the DTC account of the Tender Agent; or
●	an ATOP message signifying the acceptance of the Tender Offer and a promise to deliver such Notes by book-entry transfer to the DTC account of the Tender Agent.

By sending such an ATOP message to the Tender Offer, the DTC Participant will be deemed to agree to be bound by the terms of the Tender Offer, including the acknowledgments, representations and agreements described below under the caption “—Agreement to Be Bound by the Terms of the Tender Offer.”

If the Notes are not delivered to the Tender Agent simultaneously with the ATOP message, then the Holder of such Notes will not be entitled to receive the Fundamental Change Repurchase Price before such Notes are delivered to the Tender Agent through ATOP.

We will not accept any conditional tenders or any tenders not submitted through ATOP in the manner described above.

Notes tendered in the Tender Offer cannot be converted unless those Notes are first validly withdrawn from the Tender Offer before the Expiration Time in the manner described below under the caption “—Withdrawing Tenders.”

Notes can be tendered only in Authorized Denominations having a principal amount of $1,000 or any integral multiple of $1,000 in excess of $1,000.

We, in our sole discretion, will determine all questions as to the tender of any Notes in the Tender Offer, including the time of receipt of, or any defect or irregularity in, the relevant ATOP message or delivery of such Notes. We reserve the right to reject any tenders that we determine are not in proper form or that, in the opinion of our counsel, are unlawful, and to waive any such defect or irregularity. Our determinations will be final and binding. None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, is under a duty to notify anyone of any defects or irregularities referred to above.

None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent will charge a commission or other fee for tendering any Notes in the Tender Offer. However, your broker or other agent may charge a commission or other fee in connection with tendering your Notes in the Tender Offer.

Withdrawing Tenders

A Holder that has satisfied the requirements described above under the caption “—Tendering Notes for Repurchase in the Tender Offer” to tender Notes in the Tender Offer will have the right to withdraw such tender at any time before the Expiration Time. Withdrawals of tenders will be administered through ATOP, and a tender of any Notes will be considered to be validly withdrawn only if the applicable DTC Participant sends to the Tender Agent, and, before the Expiration Time, the Tender Agent has received, an ATOP message specifying that the tender is to be withdrawn. If, following the Expiration Time, we have not accepted for payment the Notes you have tendered to us by 5:00 P.M., New York City time, on January 23, 2026, the 40th business day from the commencement of the Tender Offer, you may also withdraw your Notes at any time thereafter.

As described above, only DTC Participants are able to use ATOP to send ATOP Messages to the Tender Agent. Accordingly, if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, then, to withdraw any tender of your Notes, you must instruct that nominee to do so on your behalf. The direct or indirect use of ATOP is at the risk of the relevant DTC Participant and the owner of the beneficial interest in the relevant Global Note. Because you will bear the risk of an untimely or defective withdrawal of a tender of your Notes, you must allow for sufficient time for you or your nominee to complete the process for withdrawing the tender of your Notes before the Expiration Time.

We will not accept any conditional withdrawals or any withdrawals not submitted through ATOP in the manner described above.

Notes tendered in the Tender Offer cannot be converted unless those Notes are first validly withdrawn from the Tender Offer before the Expiration Time in the manner described above. Notes that have been withdrawn may be re-tendered before the Expiration Time by satisfying the requirements described above under the caption “—Tendering Notes for Repurchase in the Tender Offer.”

Notes that have been tendered can be withdrawn only in Authorized Denominations having a principal amount of $1,000 or any integral multiple of $1,000 in excess of $1,000.

We, in our sole discretion, will determine all questions as to the withdrawal of tenders of any Notes, including the time of receipt of, or any defect or irregularity in, the relevant ATOP message. We reserve the right to reject any withdrawal of tenders that we determine are not in proper form or that, in the opinion of our counsel, are unlawful, and to waive any such defect or irregularity. Our determinations will be final and binding. None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, is under a duty to notify anyone of any defects or irregularities referred to above.

None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent will charge a commission or other fee for withdrawing the tender of any Notes. However, your broker or other agent may charge a commission or other fee in connection with withdrawing the tender of your Notes.

Conditions to the Tender Offer

Our repurchase of validly tendered Notes in the Tender Offer is not subject to any conditions other than the following:

●	the repurchase of such Notes must be lawful; and

●	the procedural requirements described in this Offer to Repurchase to validly tender Notes must be satisfied.

Our repurchase of validly tendered Notes in the Tender Offer will not be subject to any financing condition.

Retirement of Notes Repurchased in the Tender Offer

We will instruct the Trustee to cancel, in accordance with the Indenture, all Notes repurchased in the Tender Offer.

Agreement to Be Bound by the Terms of the Tender Offer

By validly tendering any Notes in the Tender Offer, or instructing a DTC Participant to do so on behalf of an owner of a beneficial interest in any Notes in global form, the Holder of such Notes and, if applicable, the owner of such beneficial interest (such Holder and, if applicable, owner, the “Tendering Holder”) will be deemed to have acknowledged, and represented to and agreed with us, as follows:

●	such Tendering Holder has received a copy of this Offer to Repurchase and acknowledges that it satisfies the requirements of the Indenture with respect to the Fundamental Change Repurchase Right;

●	such Tendering Holder agrees to be bound by the terms of the Tender Offer as set forth in this Offer to Repurchase;

●	effective upon payment of the Fundamental Change Repurchase Price for such Notes in the manner set forth in this Offer to Repurchase, and subject to the terms of this Tender Offer, the Indenture and the Notes, such Tendering Holder:

●	irrevocably sells, assigns and transfers to us, or upon our order, all right, title and interest in and to such Notes;

●	waives any and all other rights with respect to such Notes, including the waiver of any and all existing or past Defaults (as defined in the Indenture) and their respective consequences;

●	releases and discharges us, the Tender Agent, the Trustee, the Paying Agent and the Conversion Agent, and our or their respective affiliates, employees, representatives or agents, from any and all claims that such Tendering Holder may have now, or may have in the future arising out of, or related to, such Notes, including any claims that such Tendering Holder is entitled to receive additional payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of such Notes; and

●	irrevocably constitutes and appoints the Tender Agent as its true and lawful agent and attorney-in-fact (acknowledging that the Tender Agent also acts as our agent), with respect to such Notes, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (i) deliver certificates representing such Notes, or transfer ownership of such Notes through the book-entry facilities of DTC, together, in each case, with all accompanying evidence of transfer and authenticity, to us or upon our order; (ii) present such Notes for transfer on the relevant security register; and (iii) receive all benefits, or otherwise exercise all rights of beneficial ownership, of such Notes, except that the Tender Agent will have no rights to, or control over, funds from us other than as agent for such Tendering Holder for the Fundamental Change Repurchase Price for such Notes repurchased in the Tender Offer;

●	such tendering Holder lawfully owns such Notes and has the power and authority to tender, sell, assign and transfer such Notes in accordance with the terms of the Tender Offer;

●	upon our acceptance of such Notes and payment of the Fundamental Change Repurchase Price therefor in the manner set forth in this Offer to Repurchase, we will acquire good and marketable title to such Notes, together with all rights appurtenant thereto, free from all liens, restrictions, charges, encumbrances and adverse claims or rights;

●	upon request, such tendering Holder will execute and deliver any documents that we, the Tender Agent or the Trustee considers to be necessary or desirable to consummate the repurchase of validly tendered Notes pursuant to the Tender Offer; and

●	each of the acknowledgments, representations and agreements set forth above will be binding on such Tendering Holder’s successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and will not be affected by, and will survive, the death or incapacity of the Tendering Holder.

No Recommendations or Solicitation

None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, including our board of directors, is making any representation or recommendation as to whether to exercise or refrain from exercising one’s right to tender any Notes in the Tender Offer, to convert any Notes, to retain any Notes or to take any other action with respect to any Notes or the Tender Offer. We have not directly or indirectly retained, employed or compensated any person or entity to make solicitations or recommendations in connection with the Tender Offer.

Plans or Proposals for Certain Transactions

Except as disclosed in this Offer to Repurchase, the Company currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Securities Exchange Act of 1934, as amended. However, the Company does maintain certain plans and agreements with respect to its equity securities that are described in its Annual Report and subsequent filings with the SEC.

Except as disclosed in this Offer to Repurchase, there are no agreements, arrangements or understandings (including with respect to the transfer of voting securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations) whether or not legally enforceable, between the Company and any other person with respect to the Notes (including any securities that are pledged or otherwise subject to a contingency, the occurrence of which would give another person the power to direct the voting or disposition of the Notes or the shares of common stock underlying the Notes).

Certain U.S. Federal Income Tax Considerations

General

The following is a general discussion of certain U.S. federal income tax considerations of the disposition of Notes as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights that may be relevant to Holders of the Notes. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances, such as the Medicare tax on certain investment income, or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt entities, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to any alternative minimum tax, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, and S corporations, partnerships and other pass-through entities or arrangements (or investors in such entities or arrangements). This summary assumes that U.S. Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary assumes that the Notes are not, and have not been previously, United States real property interests within the meaning of Section 897 of the Code. In addition, this summary does not discuss any U.S. federal income tax consequences to holders of Reference Property received upon the exercise of conversion rights.

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is an individual, a corporation or an estate or a trust that is not a U.S. Holder.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISPOSITION OF NOTES AS A RESULT OF THE EXERCISE OF EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Tendering U.S. Holders

The disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Note generally will recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the cash received upon a tender and (ii) the U.S. Holder’s “adjusted tax basis” in the Note at the time of disposition. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the initial basis of the Note, increased by any accrued original issue discount (“OID”) and market discount, if any (as described below), previously included in the U.S. Holder’s income with respect to the Note (pursuant to an election to include market discount in income currently as it accrues), and reduced (but not below zero) by any amortizable bond premium as described below that an electing U.S. Holder has previously amortized.

If a U.S. Holder has been deemed to receive any constructive distribution during its holding period as a result of any conversion rate adjustments (or lack of adjustments) that are treated as dividends for U.S. federal income tax purposes, its adjusted tax basis in a Note will be increased to such extent. It is uncertain whether a U.S. Holder exercising the Fundamental Change Repurchase Right would be treated as receiving a constructive distribution as a result of the adjustment under Section 14.03 of the Indenture with respect to amounts to be received upon exercise of the conversion rights.

Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition (reduced by an amount equal to the value of the conversion option) by such U.S. Holder over the sum of all amounts payable on the Note after the purchase date.

Subject to the market discount rules discussed in “—Market Discount” below, gain or loss recognized by a U.S. Holder tendering a Note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of the disposition. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Converting U.S. Holders

Deemed Distributions

It is uncertain whether a U.S. Holder exercising the Fundamental Change Repurchase Right would be treated as receiving a constructive distribution as a result of the adjustment under Section 14.03 of the Indenture with respect to amounts to be received upon exercise of the conversion rights. Any such deemed distributions will be taxable as a dividend to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. It is unclear whether such dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends. It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends received deduction with respect to any such deemed dividend. Generally, a U.S. Holder’s adjusted tax basis in a Note will be increased by the amount of such deemed dividend. U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them if the additional amounts received upon conversion are treated as a distribution, the impact a deemed distribution may have on their holding period in the Notes, and the tax consequences of the deemed distribution.

Conversion of Notes

A U.S. Holder exercising the conversion rights may receive solely cash, solely Reference Property, or a combination of cash and Reference Property in exchange for the Note depending upon our chosen settlement method.

If a U.S. Holder receives solely cash in exchange for a Note upon conversion, the U.S. Holder’s gain or loss will be determined in generally the same manner as if the U.S. Holder disposed of the Note as described under “—Tendering U.S. Holders” above, except that a U.S. Holder’s basis would be increased to the extent of deemed distributions treated as constructive dividends, as discussed under “—Deemed Distributions” above.

If a U.S. Holder receives solely Reference Property in exchange for a Note upon conversion, the U.S. Holder generally will not recognize gain or loss upon the conversion of the Note into Reference Property except to the extent of cash received in lieu of a fractional share. The amount of gain or loss a U.S. Holder will recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis (determined as described under “—Tendering U.S. Holders” and “—Deemed Distributions” above) in the Note that is allocable to the fractional share. Subject to the market discount rules described under “—Market Discount” below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss, if at the time of the conversion, the Note has been held for more than one year. The tax basis of units of Reference Property received upon a conversion will equal the adjusted tax basis of the Note that was converted (excluding the portion of the adjusted tax basis that is allocable to any fractional share). The U.S. Holder’s holding period for the Reference Property will include the period during which the U.S. Holder held the Note.

As described below, the tax treatment of a conversion of a Note into cash and Reference Property is uncertain and subject to different possible characterizations, and U.S. Holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a recapitalization. If a combination of cash and Reference Property is received by a U.S. Holder upon conversion of a Note, we intend to take the position that the Notes are “securities” for purposes of the applicable provisions of the Code, and that the conversion should be treated as a recapitalization. In such case, gain, but not loss, will be recognized by the U.S. Holder equal to the excess of the fair market value of Reference Property and cash received over the U.S. Holder’s adjusted tax basis in the Note (determined as described under “—Tendering U.S. Holders” and “—Deemed Distributions” above), but in no event will the gain recognized exceed the amount of cash received (excluding any cash received in lieu of a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash received with respect to the fractional share and the portion of the U.S. Holder’s tax basis in Reference Property received that is allocable to the fractional share, as described in the following paragraph. Subject to the market discount rules discussed under “—Market Discount” below, any gain or loss recognized by a U.S. Holder on conversion of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, the Note has been held for more than one year.

The tax basis of Reference Property received upon such a conversion (including any fractional share deemed to be received by the U.S. Holder) will equal the adjusted tax basis of the Note that was converted, reduced by the amount of any cash received (excluding cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized (other than gain recognized on any cash received with respect to a fractional share). A U.S. Holder’s holding period for Reference Property will include the period during which the U.S. Holder held the Note.

Alternative treatment as part conversion and part redemption. If the conversion of a Note into cash and Reference Property were not treated as a recapitalization as discussed above, the cash payment received (excluding cash received in lieu of a fractional share) may be treated as proceeds from the sale of a portion of the Note and taxed in the manner as described under “—Tendering U.S. Holders” above, in which case Reference Property received on such a conversion would be treated as received upon a conversion of the other portion of the Note, which generally would not be taxable to a U.S. Holder. In that case, the U.S. Holder’s adjusted tax basis in the Note would generally be allocated pro rata among the Reference Property received and the portion of the Note that is treated as sold for cash based on the fair market value of the Reference Property and the cash (other than cash received in lieu of fractional shares, and excluding any amounts received treated as interest). The holding period for Reference Property received in the conversion would include the holding period for the Note.

Market Discount

An exception to the capital gain treatment described in “—Tendering U.S. Holders” and “—Converting U.S. Holders” above may apply to a U.S. Holder that purchased a Note at a “market discount.” A Note has “market discount” if its adjusted issue price exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition by such U.S. Holder, unless a statutorily defined de minimis exception applies. Any gain recognized by the U.S. Holder with respect to a Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method. Gains in excess of such accrued market discount will generally be capital gains, as discussed above.

Generally, upon conversion of a Note acquired at a market discount into Reference Property, any market discount not previously included in income (including as a result of the conversion) will carry over to the Reference Property received. Any such market discount that is carried over to the Reference Property received upon conversion will be taxable as ordinary income upon the sale or other disposition of the Reference Property (including a deemed sale or disposition of fractional share). However, whether a U.S. Holder that converts a Note with market discount into cash and Reference Property is required to recognize income with respect to all or a portion of its accrued market discount not previously included in income is uncertain. U.S. Holders should consult their tax advisors as to the tax treatment of market discount upon the conversion of a Note for cash and Reference Property.

Tendering or Converting Non-U.S. Holders

Deemed Distributions

As discussed above in “U.S. Holders—Converting U.S. Holders—Deemed Distributions,” although it is subject to uncertainty, it is uncertain whether a Non-U.S. Holder exercising the Fundamental Change Repurchase Right would be treated as receiving a constructive distribution as a result of the adjustment under Section 14.03 of the Indenture with respect to amounts to be received upon exercise of the conversion rights. Any such deemed distributions will be taxable as a dividend to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. The remainder of this discussion assumes that a Non-U.S. Holder exercising its conversion rights will be deemed to receive such distribution, and such deemed distribution will be taxable to the Non-U.S. Holder as a dividend. Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them if the additional amounts received upon conversion are not treated as a distribution.

The applicable withholding agent will withhold at a 30% rate with respect to such deemed distribution, subject to reduction in such withholding rate by an applicable income tax treaty upon the receipt of an IRS Form W-8BEN or W-8BEN-E (or other applicable form) stating that the deemed payments are eligible for the applicable reduced rate or exemption from such withholding or upon the receipt of an IRS Form W-8ECI (or other applicable form) stating that the payments are not subject to withholding tax because they are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Any such effectively connected income will be subject to United States federal income tax on a net income basis at applicable individual or corporate rates, and any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). Given the uncertainty described above, Non-U.S. Holders are urged to consult their tax advisors regarding whether a refund may be available for any amounts withheld by a withholding agent with respect to a deemed distribution.

Disposition of Notes

Subject to the discussion above regarding deemed distributions and the discussions below regarding accrued and unpaid interest (for purposes of this discussion of Non-U.S. Holders and the discussion of FATCA below, including any OID), information reporting and backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.; or

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the disposition in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Any amount received by a Non-U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that is attributable to accrued and unpaid interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal income or withholding tax, provided that:

●	the Non-U.S. Holder does not actually or constructively (pursuant to the conversion feature or otherwise) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

●	the Non-U.S. Holder is not a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

●	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

●	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a “United States person” as defined in the Code and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” (within the meaning of applicable Treasury regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, the amount attributable to accrued interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless (1) such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable income tax treaty or (2) such interest is effectively connected with such Non-U.S. Holder’s conduct or a trade or business within the United States. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (2) IRS Form W-8ECI, certifying that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, then although exempt from the U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such accrued interest at the regular U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Non-Tendering, Non-Converting Holders

A holder generally would not recognize any gain or loss solely as a result of not exercising either its Fundamental Change Repurchase Right or its conversion rights. However, as discussed above, it is uncertain whether a Holder would be treated as receiving a constructive distribution as a result of the adjustment under Section 14.03 of the Indenture with respect to amounts to be received upon exercise of the conversion rights. Holders are urged to consult their tax advisors as to the tax consequences of declining to exercise either their Fundamental Change Repurchase Right or the conversion rights.

Information Reporting and Backup Withholding

A U.S. Holder whose Notes are disposed pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient and certifies as to that status) with respect to any amounts received pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights. In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Note unless the U.S. Holder provides the applicable withholding agent with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

In general, information reporting and backup withholding will not apply to the disposition of Notes by a Non-U.S. Holder pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights, provided that the Non-U.S. Holder has provided the applicable withholding agent with the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN or W-8BEN-E). However, information returns are required to be filed with the IRS in connection with any interest (including any OID) and deemed dividends paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the requisite information is timely provided to the IRS.

Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest or deemed dividends on, or (subject to the proposed U.S. Treasury Regulations discussed below) gross proceeds from the sale or other disposition (including a conversion) of, a Note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), regardless of whether such institution or entity receives the payments as a beneficial owner or intermediary, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA currently applies to payments of interest and to deemed dividends. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Notes, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. U.S. Holders and Non-U.S. Holders are encouraged to consult their tax advisors as to the proper treatment of the Notes under FATCA.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. We maintain a website at www.fubotv.com. We have not incorporated by reference into this Offer to Repurchase the information in, or that can be accessed through, our website, and you should not consider it to be a part of this Offer to Repurchase.

Incorporation of Certain Documents by Reference

Instead of including certain information directly in this Offer to Repurchase, we incorporate that information by reference into this Offer to Repurchase by referring you to the documents that we have filed with the SEC that contain that information. The information we incorporate by reference into this Offer to Repurchase is an important part of this Offer to Repurchase. Any statement in a document that we have filed with the SEC before the date of this Offer to Repurchase and that is incorporated by reference into this Offer to Repurchase will be considered to be modified or superseded to the extent a statement contained in this Offer to Repurchase or any other subsequently filed document that is incorporated by reference into this Offer to Repurchase modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this Offer to Repurchase, except as modified or superseded.

We incorporate by reference into this Offer to Repurchase the information contained in the documents listed below, which is considered to be a part of this Offer to Repurchase:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025 (file no. 001-39590);

●	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 5, 2025, August 11, 2025 and November 3, 2025, respectively (file no. 001-39590);

●	our current reports on Form 8-K, excluding the portions that were “furnished” in accordance with SEC rules, as filed with the SEC on January 2, 2024, January 6, 2025 (as amended by our Current Report on Form 8-K/A filed on January 10, 2025), May 27, 2025, June 18, 2025, October 1, 2025 and October 30, 2025 (file no. 001-39590);

●	the portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2025 (file no. 001-39590), that are incorporated by reference into our annual report on Form 10-K referred to above;

●	the description of our common stock set forth in our definitive proxy statement on Schedule 14A filed with the SEC on August 7, 2025 (file no. 001-39590); and

●	future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Offer to Repurchase and on or before the Fundamental Change Repurchase Date.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

FuboTV Inc.

1290 Avenue of the Americas

New York, NY 10104

(212) 672-0055

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